Exhibit 3.15

CERTIFICATE OF FORMATION

OF

SABINE PASS TUG SERVICES, LLC

This Certificate of Formation, dated June 22, 2006, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1. Name. The name of the Company is: “Sabine Pass Tug Services, LLC”

2. Registered Office, Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

EXECUTED as of the date written first above.

/s/ Suzanne Suter
Suzanne Suter